Exhibit 99.5

DIVERSEY MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of Diversey’s financial condition and results of operations covers periods prior to the closing of the Acquisition. Accordingly, the discussion and analysis of historical periods and the forward-looking statements included in this “Diversey Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of this offering memorandum do not reflect the significant impact that the Acquisition will have. You should read the following discussion of Diversey’s results of operations and financial condition together with the “Diversey Selected Historical Financial Information” section of the offering memorandum and Diversey’s audited and unaudited historical consolidated financial statements and related notes included elsewhere in this offering memorandum.

Except where noted, the management’s discussion and analysis below, excluding the consolidated statements of cash flows, reflects the results of continuing operations, which excludes the results of DuBois Chemicals (“DuBois”) as discussed in Note 6 to Diversey’s 2010 audited consolidated financial statements.

Executive Overview

Diversey is a leading global provider of commercial cleaning, sanitation and hygiene products, services and solutions for food service, food and beverage manufacturing and processing, floor care, restroom care and housekeeping, and laundry in 175 countries worldwide. In addition, Diversey offers a wide range of value-added services, including food safety and application training and consulting, and auditing of hygiene and water management, among other services. Diversey serves institutional and industrial end-users such as food service providers, food and beverage manufacturing and processing plants, lodging establishments, building service contractors, building managers and property owners, retail outlets, schools and health-care facilities.

Reorganization of Operating Segments

In June 2008, Diversey announced plans to reorganize its operating segments to better address consolidation and globalization trends among its customers and to enable Diversey to more effectively deploy resources. Effective January 2010, Diversey completed its reorganization from a five region model to the new three region model, having implemented the following:

•	Three regional presidents were appointed to lead the three regions;

•	The three regional presidents report to Diversey’s Chief Executive Officer (“CEO”), who is its chief operating decision maker;

•	Financial information is prepared separately and regularly for each of the three regions; and

•	The CEO regularly reviews the results of operations, manages the allocation of resources and assesses the performance of each of these regions.

Prior to the reorganization, Diversey’s operations were organized in five regions: Europe/Middle East/Africa (“Europe”), North America, Latin America, Asia Pacific and Japan. The new three region model is composed of the following:

•	The existing Europe region;

•	A new Americas region combining the former North and Latin American regions; and

•	A new Greater Asia Pacific region combining the former Asia Pacific and Japan regions.

In 2010, as a result of integrating certain of Diversey’s equipment business into the Americas and Europe segments, associated revenues, expenses, assets and liabilities have been reclassified from Eliminations/Other to the Americas and Europe segments (see Note 28 to Diversey’s 2010 audited consolidated financial statements). This reclassification is consistent with changes in Diversey’s organizational reporting and reflects the chief operating decision maker’s approach to assessing performance and asset allocation.

Accordingly, the following management’s discussion and analysis reflects segment information in conformity with the three region model and the equipment business reclassification, and prior period segment information has been restated for comparability and consistency.

Six Months Ended July 1, 2011, Compared to Six Months Ended July 2, 2010

As indicated in the following table, net sales for the six months ended July 1, 2011 increased by 6.3% when compared to the prior year period. Excluding the impact of foreign currency exchange, Diversey’s net sales increased by 0.4% during the six months ended July 1, 2011 compared to the prior year period.

	Six Months Ended
	July 1, 2011	July 2, 2010	Change
	(In millions, except percentages)
Net sales	$1,639.8	$1,542.0	6.3%
Variance due to foreign currency exchange		91.8

	$1,639.8	$1,633.8	0.4%

Diversey’s net sales grew in the six months ended July 1, 2011 due to continued strength in its emerging markets and improved performance in certain developed markets. Each of Diversey’s segments reported sales increases, reflecting successful implementation of growth initiatives and pricing strategies. Diversey’s improvement was driven by global equipment sales and an expanding food and beverage business, which grew in all regions. These increases were partially offset by Diversey’s planned exit from non-strategic toll manufacturing in Europe and unforeseen events, such as the natural disaster in Japan and the instability in Egypt. Diversey continues to invest in emerging markets and in the deployment of its sector-based organization model. Diversey expects its investments in capabilities, new business models and technologies to promote further growth as the year progresses.

As indicated in the following table, Diversey’s margin on net sales declined during the six months ended July 1, 2011 compared to the six months ended July 2, 2010.

	Six Months Ended
	July 1, 2011	July 2, 2010
Margin on net sales	41.5%	43.0%

During the six months ended July 1, 2011, Diversey experienced a 150 basis point decline in margin on net sales as compared to the comparable period of the prior year. The decline in margin was primarily driven by materials cost inflation, higher fuel and freight costs, and adverse mix changes, which were partially offset by price increases and savings derived from Diversey’s global strategic sourcing initiatives. Diversey expects to continue to leverage its pricing strategies, sourcing initiatives and process improvements to mitigate current and expected inflationary pressures.

Fiscal Year Ended December 31, 2010, Compared to Fiscal Year Ended December 31, 2009

In the fiscal year ended December 31, 2010, net sales increased by $16.8 million compared to the prior year. As indicated in the following table, after excluding the impact of foreign currency exchange rates, Diversey’s net sales decreased by 0.3% for the fiscal year ended December 31, 2010 compared to the prior year.

	Fiscal Year Ended
	December 31, 2010	December 31, 2009	Change
	(In millions, except percentages)
Net sales	$3,127.7	$3,110.9	0.5%
Variance due to foreign currency exchange		26.6

	$3,127.7	$3,137.5	(0.3)%

When adjusted for the reduction in H1N1 pandemic related volume, net sales increased by 1% over the prior year. Strong growth in emerging markets was offset by the challenging economic conditions in the developed markets of Western Europe, North America and Japan. Diversey’s consistent pricing strategies, improved customer contract compliance and customer acquisitions helped offset the adverse impact of decreased consumption of Diversey’s products in those developed markets. In particular, emerging markets across the world and global equipment sales have demonstrated consistent growth trends throughout fiscal 2010.

As indicated in the following table, Diversey’s margin on net sales improved significantly for the year ended December 31, 2010 compared to the year ended December 31, 2009.

	Fiscal Year Ended
	December 31, 2010	December 31, 2009
Margin on Net Sales	42.4%	41.2%

For the year ended December 31, 2010 compared to the prior year, Diversey’s margin on net sales improved by 120 basis points. This improvement was largely the result of continued implementation of price increases, reductions in certain raw material costs, successful implementation of Diversey’s restructuring program, and structural improvements in its global sourcing activities. This includes more efficient materials purchasing, improvements in Diversey’s manufacturing and logistics footprint, rationalizing the number of product offerings, eliminating low margin products, and implementing internal processes to more effectively monitor customer profitability. Diversey expects to leverage its process improvements and continued pricing actions to help mitigate current and expected inflationary pressures.

While the uncertain economic conditions throughout 2010 adversely affected a number of end-users of Diversey’s products and services, Diversey did not experience a loss of material customers.

Diversey continued implementing materials sourcing savings programs and cost containment measures during 2010. Diversey’s favorable operating performance provided it with excess cash to voluntarily pay down its debt by $125 million in 2010 and to terminate its receivables securitization facilities.

Restructuring

During fiscal year 2010, Diversey continued to make significant progress with the operational restructuring of Diversey in accordance with the November 2005 restructuring program (the “November 2005 Plan”), which included redesigning Diversey’s organizational structure, the closure of a number of manufacturing and other facilities, outsourcing the majority of information technology support worldwide, outsourcing certain financial services in Western Europe and a workforce reduction of approximately 15%. Key activities included the continued transition to a new organizational model in our Europe region, and continued progress on various supply chain optimization projects designed to improve capacity utilization and efficiency. Diversey’s November 2005 restructuring program activity will continue through fiscal 2011, with the majority of associated reserves expected to be paid out through Diversey’s restricted cash balance.

In conjunction with its ongoing operational efficiency efforts, Diversey announced plans to transition certain accounting functions in its corporate center and North America location to a third party provider. Diversey commenced the plan in fiscal 2010 and expects to complete execution by December 2011. Diversey also affirmed its decision to cease manufacturing operations at Waxdale, its primary U.S. manufacturing facility, and to move some production to its other locations in North America, as well as to pursue contract manufacturing for a portion of its product line. The timeline to transition out of Waxdale is not certain, but is expected to be largely completed by the first half of fiscal 2012.

In December 2010, Diversey announced a further enhancement of its organizational structure. The new structure provides a focus on the role of emerging markets in its growth objectives, and will consist of four regions reporting to the CEO, as follows:

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Europe — This region will be comprised of operating units in Western and Eastern Europe and Russia and will no longer include Diversey’s operations in Turkey, Africa and Middle East countries. Europe will continue to be Diversey’s largest region.

•	Americas — The operating units in this region will remain unchanged.

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Asia Pacific, Africa, Middle East, Turkey (“APAT”) — This region will be comprised of our operations in Asia Pacific, Africa, Middle East, Turkey and the Caucasian and Asian Republics. This region will no longer include Japan.

•	Japan — Japan becomes a stand-alone region.

In addition, a new Customer Solutions and Innovation group is being organized to coordinate global sectors, marketing, research, development and engineering leadership, and to collaborate directly with the regions to build and deliver sector growth strategies. The implementation of this organizational redesign is currently in progress. Regional presidents for each of the four regions have been appointed and are currently transitioning. Diversey will continue to report its operating segments under the current three region model until the new management, operating, and financial reporting structures are effectively in place, which currently is expected to be completed during the third quarter of this fiscal year.

Critical Accounting Policies

The preparation of Diversey’s financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results may differ from these estimates under different assumptions or conditions. The following are the accounting policies that Diversey believes are most critical to its financial condition and results of operations and that involve management’s judgment and/or evaluation of inherent uncertain factors:

Revenue Recognition. Diversey recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred or ownership has transferred to the customer, the sales price is fixed or determinable, and collection is probable. Diversey records an estimated reduction to revenue for customer discount programs and incentive offerings, including allowances and other volume-based incentives. If market conditions were to decline, Diversey may take actions to increase customer incentive offerings, possibly resulting in a reduction of gross profit margins in the period during which the incentive is offered. Revenues are reflected in the consolidated statement of operations net of taxes collected from customers and remitted to governmental authorities.

In arriving at net sales, Diversey estimates the amounts of sales deductions likely to be earned by customers in conjunction with incentive programs such as volume rebates and other discounts. Such estimates are based on written agreements and historical trends and are reviewed periodically for possible revision based on changes in facts and circumstances.

Estimating Reserves and Allowances. Diversey estimates inventory reserves based on periodic reviews of our inventory balances to identify slow-moving or obsolete items and to value inventories at the lower of cost or net realizable value. This determination is based on a number of factors, including new product introductions, changes in customer demand patterns, product life cycle, and historic usage trends.

Diversey estimates the allowance for doubtful accounts by analyzing accounts receivable balances by age, applying historical trend rates, analyzing market conditions and specifically reserving for identified customer balances, based on known facts, which are deemed probable as uncollectible. For larger accounts greater than 90 days past due, an allowance for doubtful accounts is recorded based on the customer’s ability and likelihood to pay and based on management’s review of the facts and circumstances. For other customers,

Diversey recognizes an allowance based on the length of time the receivable is past due and on historical experience. See “— Quantitative and Qualitative Disclosures About Market Risk” for further discussion on credit risk as it relates to the recent global economic slowdown.

Diversey accrues for losses associated with litigation and environmental claims based on management’s best estimate of future costs when such losses are probable and reasonably able to be estimated. Diversey records those costs based on what management believes is the most probable amount of the liability within the ranges or, where no amount within the range is a better estimate of the potential liability, at the minimum amount within the range. The accruals are adjusted as further information becomes available or circumstances change.

Pension and Post-Retirement Benefits. Diversey sponsors separately funded pension and post-retirement plans in various countries, including the United States. Several statistical and judgmental factors, which attempt to anticipate future events, are used in calculating the expense and liability related to the plans. These factors include assumptions about the discount rate, expected return on plan assets, rate of future compensation increases and health care cost trends, as determined by Diversey and its actuaries. In addition, Diversey’s actuarial consultants also use subjective factors, such as withdrawal and mortality rates, to estimate these factors. Diversey uses actuarial assumptions that may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates, longer or shorter life spans of participants and changes in actual costs of health care. Actual results may significantly affect the amount of pension and other post-retirement benefit expenses recorded by Diversey.

Goodwill and Non-Amortizing Intangibles. Goodwill and non-amortizing intangible assets are reviewed for impairment on an annual basis and between annual tests when significant events or changes in business circumstances indicate that their carrying values may not be recoverable. For goodwill impairment testing, Diversey has defined its reporting units as Europe, North America, Latin America, Asia Pacific, and Japan. Diversey uses a two-step process to test goodwill for impairment. First, the reporting unit’s fair value is compared to its carrying value. Fair value is estimated using a combination of a discounted cash flow approach and a market approach. If a reporting unit’s carrying amount exceeds its fair value, an indication exists that the reporting unit’s goodwill may be impaired, and the second step of the impairment test would be performed. The second step of the goodwill impairment test is to measure the amount of the impairment loss, if any. In the second step, the implied fair value of the reporting unit’s goodwill is determined by allocating the reporting unit’s fair value to all of its assets and liabilities other than goodwill in a manner similar to a purchase price allocation. The implied fair value of the goodwill that results from the application of this second step is then compared to the carrying amount of the goodwill and an impairment charge would be recorded for the difference if the carrying value exceeds the implied fair value of the goodwill. Diversey tests the carrying value of other intangible assets with indefinite lives by comparing the fair value of the intangible assets to the carrying value. Fair value is estimated using a relief of royalty approach, a discounted cash flow methodology.

Diversey conducts its annual impairment reviews at the beginning of the fourth quarter with the assistance of a third party valuation firm. Diversey completes this analysis as of the first day of our fiscal fourth quarter. Goodwill balances are recorded at the reporting unit level; however, where applicable, balances may be allocated to reporting units in proportion to the goodwill balances recorded at the reporting unit level. Diversey performed its impairment reviews for fiscal years 2010, 2009 and 2008, and found no impairment of goodwill and non-amortizing intangibles. Moreover, due to the challenging global economic environment during 2010, management evaluated goodwill impairment indicators on a periodic basis to determine if interim impairment reviews were appropriate. As a key and quantifiable value driver, Diversey chose interim EBITDA as its primary benchmark measure for interim impairment reviews. Diversey tracked consolidated actual performance against this benchmark to assess whether or not a step-one evaluation may be necessary. No interim impairment indicators were identified during the six months ended July 1, 2011. There can be no assurance that future goodwill and non-amortizing intangible asset impairment tests will not result in a charge to earnings.

During Diversey’s 2010 impairment review, each of its reporting units had a fair value that exceeded its carrying value by 45% or more, except for Diversey’s Japan reporting unit, whose fair value exceeded its carrying value by 20%. The fair value of Diversey’s Japanese reporting is impacted by macroeconomic factors that exist in that country, which was reflected in its use of a perpetuity growth rate of 1% in our valuation models. The risk-adjusted discount rate utilized was 10.9%. Failure of the Japanese business to realize financial forecasts or further weakening of the Japanese business environment could potentially impact the future recoverability of the $144.3 million of goodwill held in Diversey’s Japanese reporting unit at December 31, 2010. On March 11, 2011, Japan suffered a significant earthquake and tsunami. While immediate losses are not expected to be material, the future impact to operating results and related risk of asset impairment is not currently determinable.

Long-Lived Assets and Amortizing Intangibles. Diversey periodically conducts impairment reviews on long-lived assets, including amortizable intangible assets, whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. If the sum of the expected undiscounted cash flows is less than the carrying value of the related asset or group of assets, a loss is recognized for the difference between the fair value and carrying value of the asset or group of assets. Diversey also periodically reassesses the estimated remaining useful lives of its amortizing intangible assets and its other long-lived assets. Changes to estimated useful lives would affect the amount of depreciation and amortization expense recorded in its consolidated financial statements.

Diversey did not record impairment charges on certain long-lived assets during the six months ended July 1, 2011 and it recorded impairment charges on certain long-lived assets of $5.4 million, $1.2 million and $6.3 million during fiscal years 2010, 2009 and 2008, respectively.

Stock-Based Compensation. Diversey estimates the grant date fair values of stock awards with the assistance of an independent third party valuation firm. Diversey estimates the fair values of stock options using a Black-Scholes valuation model. Under this model, the fair value of an award is affected by estimates of underlying stock price, the risk free interest rate, stock volatility, holding period and expected dividends. Diversey estimates the risk-free interest rate based upon United States treasury rates appropriate for the expected life of the awards. Diversey uses the implied volatility based on the median monthly volatility of peer companies. Holding period and expected dividends are estimated using management’s judgment of potential liquidity activity and dividend policy. The estimates Diversey uses are subjective and changes to these estimates will cause the fair values of its stock awards and related stock-based compensation expense that it records to vary from time to time.

Accounting for Income Taxes. Significant judgment is required in determining Diversey’s worldwide income tax provision, deferred tax assets and liabilities, and any valuation allowances recorded against net deferred tax assets. In the ordinary course of a global business, there are many transactions and calculations where the ultimate tax outcome is uncertain. Although Diversey believes that its estimates are reasonable, the final tax outcome of these matters could be different from that which is reflected in historical income tax calculations. Such differences could have a material effect on Diversey’s income tax provision, net income, and net deferred tax assets in the period in which such determination is made.

Diversey does not record a deferred tax liability for certain undistributed foreign earnings where such earnings are considered indefinitely reinvested. Remittances of foreign earnings are planned based on many factors, including projected cash flow, working capital requirements and investment needs of Diversey’s foreign and domestic operations. Based on these factors, Diversey estimates the amount that will be distributed to the United States or other foreign affiliates and provides United States federal and/or foreign taxes on these amounts. Material changes in Diversey’s estimates or tax legislation that limits or restricts the amount of undistributed foreign earnings that are considered indefinitely reinvested could materially impact Diversey’s income tax provision and effective income tax rate.

Diversey records a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized. In order for Diversey to realize deferred tax assets, sufficient taxable income must be generated in those jurisdictions where the deferred tax assets are located. In determining the need for a valuation allowance, Diversey considers many factors, including future growth, forecasted earnings, future taxable income, the mix of earnings in the jurisdictions in which it operates, historical earnings, taxable income in prior years, if carryback is permitted under the law, and prudent and feasible tax planning strategies. In the event Diversey was to determine that it would not be able to realize all or part of the net deferred tax assets in the future, an adjustment to the valuation allowance would be charged to earnings in the period in which such a determination was made. If Diversey later determines that it is more likely than not that the net deferred tax assets would be realized, the applicable portion of the previously provided valuation allowance would be reversed as an adjustment to earnings at such time.

Diversey calculates current and deferred income tax provisions based on estimates and assumptions that could differ from the actual results reflected in income tax returns filed during the subsequent year. Adjustments based on filed income tax returns are generally recorded in the period when the income tax returns are filed, which can materially impact Diversey’s effective income tax rate.

The amount of taxable income (loss) reported in jurisdictions in which Diversey operates is subject to ongoing audits by federal, state and foreign tax authorities, which could result in proposed assessments. Diversey’s estimate of the potential outcome for any uncertain tax position is highly judgmental. Diversey accounts for these uncertain tax positions pursuant to ASC 740, Income Taxes, which contains a two-step approach to recognizing and measuring uncertain tax positions taken or expected to be taken in a tax return. The first step is to determine if the weight of available evidence indicates that it is more likely than not that the income tax position will be sustained on audit, including resolution of any related appeals or litigation processes. The second step is to measure the income tax benefit as the largest amount that is more than 50% likely to be realized upon ultimate settlement. Although Diversey believes uncertain tax positions have been adequately reserved for, no assurance can be given with respect to the final outcome of these matters. Diversey adjusts the amount of unrecognized tax benefits for uncertain tax positions due to changing facts and circumstances, such as the closing of income tax audits, judicial rulings, refinement of estimates or realization of earnings or deductions that differ from previous estimates. To the extent that the final outcome of these matters is different than the amounts recorded, such differences generally will impact Diversey’s provision for income taxes in the period in which such a determination is made. Diversey’s income tax provision includes the impact of unrecognized tax benefits and changes to unrecognized tax benefits that are considered appropriate and also include any related interest and penalties.

New Accounting Pronouncements

For information with respect to new accounting pronouncements and the impact of these pronouncements on Diversey’s consolidated financial statements, see Note 2 to Diversey’s 2010 audited consolidated financial statements and Note 3 to Diversey’s July 1, 2011 unaudited consolidated interim financial statements.

Six Months Ended July 1, 2011 Compared to Six Months Ended July 2, 2010

Net Sales:

	Six Months Ended		Change
	July 1, 2011	July 2, 2010	Amount	Percentage
	(In millions)
Net product and service sales	$1,626.9	$1,530.1	$96.8	6.3%
Sales agency fee income	12.9	11.9	1.0	8.4%

Net sales	1,639.8	1,542.0	97.8	6.3%
Variance due to foreign currency exchange		91.8	(91.8)

	$1,639.8	$1,633.8	$6.0	0.4%

•	Net sales for the six months ended July 1, 2011 increased by 6.3% when compared to the six months ended July 2, 2010.

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The comparability of net sales reported in the two periods is affected by the impact of foreign exchange rate movements. As measured against the prior period’s results, the weaker U.S. dollar against the euro and a majority of other foreign currencies resulted in a $91.8 million increase in net sales in the first half of 2011.

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Excluding the impact of foreign currency exchange rates, net sales increased by 0.4%. Diversey continues to experience growth in its emerging markets, and has realized improvement in certain developed markets during the period. The following is a review of the sales performance for each of Diversey’s regions:

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In Diversey’s Europe, Middle East and Africa markets, net sales decreased by 1.0% in the first six months of 2011 versus the same period last year. The decline was a result of a reduction in non-strategic toll manufacturing, and decreased volume due to the instability in Egypt. In addition, sales of consumer branded products were adversely impacted by competitive pressures. These challenges were partially offset by price increases, expansion in the food and beverage sector, and continued growth in equipment sales. Diversey experienced strong growth across emerging markets, a trend Diversey expects through the remainder of this fiscal year. To offset the effects of inflation, Diversey has deployed price increases in both emerging and developed markets which were effective at the beginning of the third quarter of this year.

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In Diversey’s Americas region, net sales increased by 2.2% in the first six months of 2011 versus the same period last year. Diversey’s emerging markets in Latin America, led by Brazil, continued strong growth trends, particularly in the food and beverage sector. Canada grew based on steady performance in food service and sales through distribution channels. These gains were partially offset by sales declines in the United States, primarily in the retail and food and beverage sectors. Diversey expects a continued trend of consumption growth in emerging markets. In addition to consumption growth, Diversey expects that price increases which were effective at the beginning of the third quarter this year will mitigate cost trends in both emerging and developed markets, particularly in the United States.

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In Diversey’s Greater Asia Pacific region, net sales improved by 1.6% in the first six months of 2011 versus the same period last year. The increase was mainly due to strong volume improvements in the food and beverage and lodging sectors in Diversey’s emerging markets, particularly in Greater China and India. Sales growth was achieved through new customer acquisitions, volume increases in Diversey’s existing customer base, as well as continuing improvement in equipment sales in most markets. Diversey’s growth in emerging markets was partially offset by a 4.9% sales decline in Japan, primarily a result of the recent natural disaster. Diversey expects continued negative effects on sales in the current fiscal year in Japan as a result of the disaster. Diversey has deployed price increases, effective at the beginning of the third quarter of this year, across all geographies to offset the continuing affects of inflation.

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Sales Agency Fee. As explained in Note 4 to Diversey’s July 1, 2011 unaudited consolidated interim financial statements, Diversey entered into an Umbrella Agreement with Unilever covering a new sales agency (the “New Agency Agreement”) and License Agreement, which became effective January 1, 2008, and unless otherwise terminated or extended, will expire on December 31, 2017. The amounts of sales agency fee income earned under the Sales Agency Agreement are reported in the preceding table.

Gross Profit:

	Six Months Ended		Change
	July 1, 2011	July 2, 2010	Amount	Percentage
	(In millions, except percentages)
Gross Profit	$680.7	$662.3	$18.4	2.8%
Gross profit as a percentage of net sales	41.5%	43.0%

•	Gross profit for the six months ended July 1, 2011 increased by $18.4 million when compared to the six months ended July 2, 2010.

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The comparability of gross profit between the two periods is affected by the impact of foreign exchange rate movements. As measured against the same period in the prior year, the weaker U.S. dollar against the euro and a majority of other foreign currencies resulted in a $40.0 million improvement in gross profit in the current six months period. Excluding the impact of foreign currency, gross profit decreased by $21.6 million.

•	Diversey’s gross profit percentage declined by 150 basis points in the first half of 2011 compared to the first half of 2010.

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The decline in margin was primarily driven by materials cost inflation, higher fuel and freight costs, and adverse mix changes, which were partially offset by price increases and savings derived from Diversey’s global strategic sourcing initiatives. Diversey’s margin was also adversely affected by inventory losses following the disaster in Japan (see Note 18 to Diversey’s July 1, 2011 unaudited consolidated interim financial statements).

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Diversey expects further deployment of its pricing strategies to mitigate the effects of current and expected inflationary pressures. In addition, Diversey expects margin improvement will result from the continued execution of its global sourcing initiatives and process enhancements.

Operating Expenses:

	Six Months Ended		Change
	July 1, 2011	July 2, 2010	Amount	Percentage
	(In millions, except percentages)
Selling, general and administrative expenses	$514.0	$504.3	$9.7	1.9%
Research and development expenses	36.3	33.3	3.0	9.0%
Restructuring expenses (credits)	(1.1)	(2.5)	1.4	56.0%

	$549.2	$535.1	$14.1	2.6%

As a percentage of net sales:
Selling, general and administrative expenses	31.3%	32.7%
Research and development expenses	2.2%	2.2%
Restructuring expenses	(0.1)%	(0.2)%

	33.5%	34.7%

•	Operating expenses for the six months ended July 1, 2011 increased by $14.1 million when compared to the six months ended July 2, 2010.

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The comparability of operating expenses between the two periods is affected by the impact of foreign exchange rate movements. As measured against the same period in the prior year, the weaker U.S. dollar against the euro and a majority of other foreign currencies resulted in a $29.2 million increase in operating expenses. Excluding the impact of foreign currency, operating expenses decreased by $15.1 million.

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Selling, General and Administrative Expenses. As a percentage of net sales, selling, general and administrative expenses were 31.3% for the first half of 2011 and 32.7% for the same period in the prior year. Selling, general and administrative expenses increased by $9.7 million during the current period. Excluding the impact of foreign currency, selling, general and administrative expenses decreased by $17.7 million during the first half of 2011 compared to the same period in the prior year. This decrease was primarily due to a reduction in performance-based compensation expense of $17.4 million (see Note 2 to Diversey’s July 1, 2011 unaudited consolidated interim financial statements), the impact of non-recurring costs in 2010 of $9.0 million and improved operating efficiencies partially offset by costs incurred related to organizing the European Principal Company (see Note 20 to Diversey’s July 1, 2011 unaudited consolidated interim financial statements) in the amount of $2.6 million, Merger-related transaction costs of $3.9 million (Note 21 to Diversey’s July 1, 2011 unaudited consolidated interim financial statements) and increased compensation costs of $3.5 million related to the impact of the Merger on Diversey’s SARs (Note 16 to Diversey’s July 1, 2011 unaudited consolidated interim financial statements).

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Research and Development Expenses. Research and development expenses increased by $3.0 million in the six month period ended July 1, 2011. Excluding the impact of foreign currency, research and development expenses increased by $1.2 million during the first half of 2011 compared to the same period in the prior year.

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Restructuring Expenses (Credits). As the November 2005 Plan winds down, credit adjustments related to previously recorded restructuring reserves decreased by $1.4 million during the first half of 2011 compared to the same period in the prior year.

Restructuring:

A summary of all costs associated with the November 2005 Plan for the six months ended July 1, 2011 and July 2, 2010 and since its inception in November 2005, is outlined below:

	Six Months Ended		Total Project to Date
	July 1, 2011	July 2, 2010	July 1, 2011
	(In millions)
Reserve balance at beginning of period	$23.1	$48.4	$—
Restructuring charges and adjustments	(1.1)	(2.5)	233.2
Payments of accrued costs(1)	(7.7)	(16.2)	(218.9)

Reserve balance at end of period	$14.3	$29.7	$14.3

Period costs classified as selling, general and administrative expenses	2.9	6.7	322.2
Period costs classified as cost of sales	—	0.5	8.6
Capital expenditures	—	2.2	84.1

(1)	Cash paid includes the effect of foreign currency.

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November 2005 Plan Restructuring Costs. During the first half of 2011 and 2010, Diversey reduced restructuring liabilities by $1.1 million and $2.5 million, respectively, for involuntary termination costs for certain individuals, formerly expected to be severed, who were either retained by Diversey or resigned. Restructuring activities under the November 2005 Plan will continue to wind down during 2011.

•

November 2005 Plan Period Costs. Period costs of $2.9 million and $6.7 million for the first half of 2011 and 2010, respectively, included in selling, general and administrative expenses and $0.5 million for the first half of 2010, included in cost of sales pertained to: (a) $1.2 million in 2011 ($3.3 million in 2010) for personnel related costs of employees and consultants associated with restructuring initiatives, (b) $0.8 million in 2011 ($1.2 million in 2010) for value chain and cost savings projects, and (c) $0.9 million in 2011 ($2.7 million in 2010) related to facilities, asset impairment charges and various other costs. The overall decrease in these expenses over the prior period was mainly due to a reduction in restructuring activities within Diversey’s Americas and Greater Asia Pacific segments.

Non-Operating Results:

	Six Months Ended		Change
	July 1, 2011	July 2, 2010	Amount	Percentage
	(In millions)
Interest expense	$67.3	$69.9	$(2.6)	(3.7)%
Interest income	(1.2)	(0.9)	(0.3)	(33.3)%

Net interest expense	$66.1	$69.0	$(2.9)	(4.2)%

Other expense (income), net	0.1	3.8	(3.7)	(97.4)%

•

Net interest expense decreased in the first half of 2011 compared to the same period in the prior year primarily due to optional Term Loan repayments made in the second half of 2010, lower interest rates obtained from an improved leverage ratio, and the amendment to the Senior Secured Credit Facilities credit agreement (see Note 7 to Diversey’s July 1, 2011 unaudited consolidated interim financial statements). This long term reduction in interest expense was offset by the expensing of $2.4 million of fees incurred related to the amendment.

•

Other (income) expense, net declined mainly due to the impact of $3.9 million foreign currency loss resulting from Diversey’s adoption of highly inflationary accounting for its Venezuelan subsidiary in 2010.

Income Taxes:

	Six Months Ended
	July 1,	July 2,	Change
	2011	2010	Amount	Percentage
	(In millions, except percentages)
Income from continuing operations, before income taxes	$65.4	$54.5	$10.9	20.0%
Provision for income taxes	39.5	39.9	(0.4)	(1.0)%
Effective income tax rate	60.4%	73.2%

•

For the fiscal year ending December 31, 2011, Diversey is projecting an effective income tax rate of approximately 58% on pre-tax income from continuing operations. The projected effective income tax rate for the fiscal year exceeds the statutory income tax rate primarily as a result of increased valuation allowances against net deferred tax assets in certain jurisdictions and increases in reserves for uncertain tax positions.

•

Diversey reported an effective income tax rate of 60.4% on the pre-tax income from continuing operations for the six month period ended July 1, 2011, which approximates the estimated annual effective income tax rate.

•

Diversey reported an effective income tax rate of 73.2% on the pre-tax income from continuing operations for the six month period ended July 2, 2010. The high effective income tax rate was primarily the result of increased valuation allowances against deferred tax assets in certain jurisdictions and increases in reserves for uncertain tax positions.

Net Income:

Diversey’s net income of $25.9 million for the first six months of 2011 increased by $20.3 million when compared to the first six months of 2010. Excluding the impact of foreign currency exchange of $7.1 million, Diversey’s net income increased by $13.3 million. The increase in net income was primarily due to higher operating profit, lower interest expense, the impact of discontinued operations and the adoption of highly inflationary accounting in Venezuela in 2010.

Fiscal Year Ended December 31, 2010 Compared to Fiscal Year Ended December 31, 2009

Net Sales:

	Fiscal Year Ended		Change
	December 31,	December 31,
	2010	2009	Amount	Percentage
	(In millions)
Net product and service sales	$3,101.3	$3,083.7	$17.6	0.6%
Sales agency fee income	26.4	27.2	(0.8)	(2.9)%

Net sales	3,127.7	3,110.9	16.8	0.5%
Variance due to foreign currency exchange		26.6	(26.6)

	$3,127.7	$3,137.5	$(9.8)	(0.3)%

•

The comparability of net sales reported in the two periods is affected by the impact of foreign exchange rate movements. As measured against prior year’s results, the weaker U.S. dollar against a majority of the foreign currencies in countries where Diversey operates resulted in a $26.6 million increase in net sales in 2010.

•

Excluding the impact of foreign currency exchange rates, net sales decreased by $9.8 million or 0.3% in fiscal 2010, compared to the prior fiscal year. When adjusted for the reduction in H1N1 pandemic related volume, net sales increased by 1% over the prior year. Strong growth in emerging markets was offset by the challenging economic conditions in the developed markets of Western Europe, North America and Japan. Diversey’s consistent pricing strategies, improved customer contract compliance and customer acquisitions helped offset the adverse impact of decreased consumption of its products in those developed markets. In particular, emerging markets across the world and global equipment sales have demonstrated consistent growth trends throughout fiscal 2010. Diversey continues to believe that its differentiated value proposition, global customer solutions and approach to innovation, complemented by its diversified customer base, should allow it to effectively execute its sales strategies and help mitigate market uncertainty. The following is a review of the sales performance for each of Diversey’s segments, excluding foreign currency impact:

•

In Diversey’s Europe, Middle East and Africa markets, net sales decreased by 0.5% in 2010 compared to the prior year. When adjusted for H1N1 virus related sales in the prior year, net sales increased by 0.7%. Emerging markets continued its growth trend, but Diversey experienced pressure on sales volume in Western Europe primarily due to the stressed economic conditions driving lower consumption patterns. Adjusted for H1N1 related sales, growth was largely driven by pricing and customer acquisitions in the food and beverage and lodging sectors. In addition, equipment sales grew despite the challenging marketplace. Diversey will continue to pursue the successful execution of its sales strategies to mitigate continuing economic challenges.

•

In Diversey’s Americas region, net sales decreased by 1.1% in 2010 compared to the prior year. When adjusted for H1N1 virus related sales in the prior year, net sales increased by 0.7%. Diversey’s emerging markets in Latin America experienced strong growth, particularly in the food and beverage, health care and lodging sectors. These gains were partially offset by sales declines in the U.S. and Canada, resulting from Diversey’s voluntary exit from underperforming applications in the food and beverage sector, as well as decreased consumption in the government and education sector due to their budgetary constraints. Diversey expects a continued trend of consumption growth in emerging markets. Diversey’s expanded product offerings in the U.S. and Canada will help address the softness and economic uncertainties in many sectors of these marketplaces.

•

In Diversey’s Greater Asia Pacific region, net sales increased by 1.7% in 2010 compared to the prior year. When adjusted for H1N1 virus related sales in the prior year, net sales increased by 2.4%. The increase was mainly due to strong volume improvements across sectors in our emerging markets, in particular, India and China. Diversey experienced sales growth in the food and beverage sector due to new customer acquisitions. This region also delivered growth in the lodging sector, related to improved occupancy rates, as well as continuing improvement in equipment sales across various customer sectors. Diversey’s growth trends in emerging markets were offset by volume decreases in Japan, consistent with certain other developed markets. The region expects sales growth as economic recovery and customer demand is restored and as Diversey continues its focus on key customer acquisitions and emerging markets.

Sales Agency Fee. As further discussed in Note 3 to Diversey’s 2010 audited consolidated financial statements, sales agency fees pertain to fees earned in connection with the sales agency agreements with Unilever.

Gross Profit:

	Fiscal Year Ended
	December 31,	December 31,	Change
	2010	2009	Amount	Percentage
	(In millions, except percentages)
Gross Profit	$1,327.3	$1,281.9	$45.4	3.5%
Gross profit as a percentage of net sales	42.4%	41.2%

•

The comparability of gross profit between the two periods is affected by the impact of foreign exchange rate movements. As measured against prior period’s results, the weaker U.S. dollar against a majority of the foreign currencies in countries where Diversey operates resulted in a $5.8 million increase in gross profit in 2010.

•	Diversey’s margin on net sales improved by 120 basis points in 2010 compared to the prior year.

•

The 120 basis point improvement in margin on net sales was largely the result of continued implementation of price increases, reductions in certain raw material costs, successful implementation of Diversey’s restructuring program, and structural improvements in Diversey’s global sourcing activities. This includes more efficient materials purchasing, improvements in Diversey’s manufacturing and logistics footprint, rationalizing the number of product offerings, eliminating low margin products, and implementing internal processes to more effectively monitor customer profitability. Diversey expects to leverage its process improvements and continued pricing actions to help mitigate current and expected inflationary pressures.

Operating Expenses:

	Fiscal Year Ended
	December 31,	December 31,	Change
	2010	2009	Amount	Percentage
	(In millions, except percentages)
Selling, general and administrative expenses	$1,005.9	$988.1	$17.8	1.8%
Research and development expenses	65.7	63.3	2.4	3.7%
Restructuring expenses (credits)	(2.3)	32.9	(35.2)	(107.0)%

	$1,069.3	$1,084.3	$(15.0)	(1.4)%

As a percentage of net sales:
Selling, general and administrative expenses	32.2%	31.8%
Research and development expenses	2.1%	2.0%
Restructuring expenses	(0.1)%	1.1%

	34.2%	34.9%

•

The comparability of operating expenses between the two years is affected by the impact of foreign exchange rate movements. As measured against prior period’s results, the weaker U.S. dollar against a majority of the foreign currencies in countries where Diversey operates resulted in a $6.6 million increase in operating expenses in 2010.

•

Selling, General and Administrative expenses. Included in selling, general and administrative expenses are period costs associated with the November 2005 Plan in the amounts of $17.0 million and $31.0 million for the fiscal years 2010 and 2009, respectively.

•

Selling, General and Administrative Expenses as a percentage of net sales were 32.2% for the year ended December 31, 2010 compared to 31.8% for the prior year. Excluding the impact of foreign currency, selling, general and administrative costs increased $9.2 million in 2010 compared to the prior year. This increase was substantially due to a net increase in non-recurring costs arising from: (a) employee termination costs, including those related to Diversey’s decision to move certain accounting functions to a third party provider and to relocate its primary U.S. manufacturing capability (see Note 15 to Diversey’s 2010 audited consolidated financial statements), (b) various costs associated with assessing a reorganization of Diversey’s European operations, (c) accrued contribution pledged to a charitable organization near Diversey’s headquarters (see Note 27 to Diversey’s 2010 audited consolidated financial statements), (d) information technology systems changes and legal filing fees associated with Diversey’s name change, (e) an impairment charge on investments (see Note 2 to Diversey audited consolidated financial statements), offset by (f) the recognition of pension related net settlement and curtailment gains and (g) lower period costs associated with the November 2005 Plan. Excluding the impact of these non-recurring costs, selling, general and administrative expense as a percentage of sales were effectively flat in 2010.

•

Research and Development Expenses. Excluding the impact of foreign currency exchange rates, research and development expenses increased by $3.3 million during the year ended December 31, 2010 compared to the prior year, the majority of which is related to the addition of engineering resources.

•

Restructuring Expenses (Credits). Excluding the impact of foreign currency exchange rates, restructuring expenses decreased by $34.1 million during the year ended December 31, 2010 compared to the prior year, primarily due to the winding down of restructuring efforts and adjustments of previously recorded restructuring reserves.

Restructuring:

A summary of all costs associated with the November 2005 Plan during 2010 and 2009, and since its inception in November 2005, is outlined below:

	Fiscal Year Ended		Total Project to Date
	December 31, 2010	December 31, 2009	December 31, 2010
	(In millions)
Reserve balance at beginning of period	$48.4	$60.1	$—
Restructuring charges and adjustments	(2.3)	32.9	234.4
Liability adjustments			0.3
Payments of accrued costs	(23.0)	(44.6)	(211.6)

Reserve balance at end of period	$23.1	$48.4	$23.1

Period costs classified as selling, general and administrative expenses	17.0	31.0	319.3
Period costs classified as cost of sales	2.4	1.8	8.6
Capital expenditures	—	22.3	84.1

•

November 2005 Plan Restructuring Costs. During the fiscal years of 2010 and 2009, Diversey recorded a benefit of $(2.3) million and expense of $32.9 million, respectively, of restructuring costs related to its November 2005 Plan. During the fiscal year 2010, Diversey reduced restructuring liabilities by $2.3 million as certain individuals, formerly expected to be severed, were either retained by Diversey or resigned. Most of this reduction is associated with the European operating segment. The costs for fiscal year 2009 consisted primarily of involuntary termination costs associated with Diversey’s European and American business segments.

•

November 2005 Plan Period Costs. Period costs of $17.0 million and $31.0 million for 2010 and 2009, respectively, included in selling, general and administrative expenses and $2.4 million and $1.8 million for 2010 and 2009, respectively, included in cost of sales pertained to: (a) $5.6 million in 2010 ($19.6 million in 2009) for personnel related costs of employees and consultative resources associated with restructuring initiatives, (b) $2.4 million in 2010 ($7.1 million in 2009) for value chain and cost savings projects, and (c) $11.4 million in 2010 ($6.1 million in 2009) related to facilities, asset impairment charges and various other costs. The overall decrease in these expenses over the prior year was mainly due to a reduction in restructuring activities within Diversey’s Corporate Center and its Greater Asia Pacific and Americas operating segments.

Non-Operating Results:

	Fiscal Year Ended
	December 31,	December 31,	Change
	2010	2009	Amount	Percentage
	(In millions)
Interest expense	$148.6	$142.5	$6.1	4.3%
Interest income	(2.4)	(4.5)	2.1	46.7%

Net interest expense	$146.2	$138.0	$8.2	xxxx %

Notes redemption and other costs	—	48.8	(48.8)	NM
Other expense (income), net	2.7	(4.7)	7.4	157.4%

•

Net interest expense increased during the year ended December 31, 2010 compared to the prior year primarily due to the recognition of additional non-cash interest expense on acceleration of amortization of discounts and capitalized debt issuance costs arising from voluntary principal payments made by Diversey Inc. on its Term Loans and Diversey’s election to pay cash interest on Diversey Holdings Inc.’s 10.50% Senior Notes due 2020 on November 2011 and May 2011 (see Note 2 to Diversey’s 2010 audited consolidated financial statements), the write-off of unamortized origination fees in connection with the termination of Diversey’s accounts receivable securitization programs in November 2010 (see Note 7 to Diversey’s 2010 audited consolidated financial statements) offset by lower interest incurred due to lower principal balances compared to fiscal 2009 and decreased interest income due to lower yield on investments and the impact of interest income on a receivable from Unilever which was settled in 2009, not recurring in 2010.

•

Notes redemption and other costs pertain to certain costs that were incurred pursuant to the Recapitalization Transactions in 2009 and are explained in Note 12 to Diversey’s 2010 audited consolidated financial statements.

•

The change in other (income) expense, net, was primarily due to the recognition of $3.9 million in foreign currency loss resulting from our adoption of highly inflationary accounting for Diversey’s Venezuelan subsidiary and gains on foreign currency positions in 2010.

Income Taxes:

	Fiscal Year Ended
	December 31,	December 31,	Change
	2010	2009	Amount	Percentage
	(In millions, except percentages)
Income from continuing operations, before income taxes	$109.0	$15.5	$93.5	603.2%
Provision for income taxes	65.9	62.2	3.7	5.9%
Effective income tax rate	60.5%	400.7%

•

Diversey reported an effective income tax rate of 60.5% on the pre-tax income from continuing operations for the fiscal year ended December 31, 2010 and an effective income tax rate of 400.7% on the pre-tax income from continuing operations for the fiscal year ended December 31, 2009. The high effective income tax rates, as compared to the statutory rate, are primarily the result of increased valuation allowances against deferred tax assets for U.S. and foreign tax loss and credit carryforwards, increased valuation allowances against other net deferred tax assets, and increases in tax contingency reserves. The effective income tax rate for the fiscal year ended December 31, 2010 is lower than the effective income tax rate for the fiscal year ended December 31, 2009 primarily due to higher pre-tax income from continuing operations in 2010, reversal of valuation allowance in 2010 for certain foreign subsidiaries, and a lower income tax expense charge for tax contingency reserve in 2010.

•

Tax Valuation Allowances. Based on the continued tax losses in the United States and certain foreign jurisdictions, Diversey continued to conclude that it was not more likely than not that certain deferred tax assets would be fully realized. Accordingly, Diversey recorded a charge for an additional U.S. valuation allowance of $36.1 million and $20.8 million for continuing operations for the fiscal years ended December 31, 2010 and December 31, 2009, respectively, and Diversey recorded a charge for additional valuation allowance for foreign subsidiaries of $8.8 million for continuing operations for the fiscal year ended December 31, 2009. Based on improved profitability in certain foreign jurisdictions in 2010, Diversey concluded that it was more likely than not that certain deferred tax assets, which previously were offset by a valuation allowance, would be realized. Accordingly, Diversey recorded income tax benefit for a net reduction in valuation allowance for foreign subsidiaries of $10.1 million for continuing operations for the fiscal year ended December 31, 2010. Diversey does not believe the valuation allowances recorded in fiscal years 2010 and 2009 are indicative of future cash tax expenditures.

Discontinued Operations:

	Fiscal Year Ended
	December 31,	December 31,	Change
	2010	2009	Amount	Percentage
	(In millions)
Loss from discontinued operations	$(10.4)	$(2.3)	$(8.1)	(352.2)%
Benefit for income taxes	—	(0.3)	0.3	100.0%

Loss from discontinued operations, net of taxes	$(10.4)	$(2.0)	$(8.4)	(420)%

The loss from discontinued operations during the year ended December 31, 2010 included $0.8 million in after-tax additional closing costs and certain pension-related adjustments ($0.2 million after-tax costs in 2009) related to the divestiture of the Polymer business and $9.5 million after-tax loss related to the Polymer tolling agreement ($1.1 million after-tax loss in 2009). The amounts of loss from discontinued operations in both fiscal years 2010 and 2009 also included adjustments associated with the Dubois divestiture.

Net Income:

Diversey’s net income increased by $81.4 million to $32.7 million for the year ended December 31, 2010 compared to the prior year. Excluding the negative impact of foreign currency exchange of $3.2 million, Diversey’s net income increased by $84.6 million. This increase was primarily due to an increase of $39.5 million in gross profit, a decrease of $21.6 million in operating expenses and the one-time impact of the notes redemption and other costs in 2009 exclusive of foreign currency exchange. As previously discussed, the increase in gross profit was due to continued implementation of price increases and a favorable reduction in certain raw material costs. The reduction in operating expenses was primarily due to a decrease in restructuring expenses primarily due to the winding down of restructuring efforts and adjustments of previously recorded restructuring reserves.

Fiscal Year Ended December 31, 2009 Compared to Fiscal Year Ended December 31, 2008

Net Sales:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	Change
	(In millions)
Net sales	$3,110.9	$3,315.9	(6.2)%
Variance due to:
Foreign currency exchange	—	(164.1)
Acquisitions and divestitures	—	(9.9)
Sales agency fee income	(27.2)	(35.0)
License Agreement revenue	(133.4)	(151.3)

	(160.6)	(360.3)

	$2,950.3	$2,955.6	(0.2)%

•

The comparability of net sales reported in the two periods is significantly affected by the impact of foreign exchange rate movements. In addition, there were two fewer selling days in fiscal 2009 compared to fiscal 2008. As measured against prior year’s results, the stronger U.S. dollar against the euro and certain other foreign currencies resulted in a $164.1 million reduction in net sales in 2009.

•

Excluding the impact of foreign currency exchange rates, acquisitions, sales agency fee income and License Agreement revenue, net sales decreased by 0.2% year-over-year. This was primarily due to the global recession, reflecting a general softness in demand for Diversey’s products and services. The adverse effects of the recession were mitigated in large part by the successful pricing strategies that were initiated in the last quarter of 2008. Although Diversey experienced a general decline in sales volume, Diversey’s Americas region reported sales growth. The following is a review of the sales performance for each of Diversey’s segments:

•

In Europe, net sales in fiscal year 2009 were flat when compared to the prior year. The 2008 sales level was sustained despite the economic recession, primarily by successfully implementing price increases and customer acquisitions across the region. Sales volume increased in certain emerging markets, such as in Central and Eastern Europe, but was offset by volume declines in Western Europe, particularly in equipment and cleaning tools and engineering sales, a result of customers deferring their capital investments.

•

In the Americas, net sales increased by 0.3% in fiscal year 2009 compared to fiscal year 2008. Growth came from emerging markets in the region, primarily through the implementation of price increases, offset by volume decreases in the lodging and retail sectors. The effects of the recession resulted in sales volume shortfalls from existing customers, but were offset by strong growth from new customers. In the United States and Canada, sales volume decreased due to reduced demand in the institutional distribution network and to our decision to exit certain underperforming food and beverage sector accounts.

•

In Greater Asia Pacific, net sales decreased by 5.7% in 2009 compared to the prior year. This was primarily due to the economic recession and choices we made to discontinue low margin businesses and underperforming accounts in both direct and indirect channels in Japan, one of Diversey’s major markets in this segment. Lower traffic in the lodging sector also caused a decrease in volume. Diversey experienced continuing volume improvements in developing markets such as India, and stable growth in Australia.

•

Sales Agency Fee and License Agreement. In connection with the DiverseyLever acquisition in 2002, Diversey entered into the Prior Agency Agreement with Unilever, whereby Diversey acted as an exclusive sales agent in the sale of Unilever’s consumer branded products to various institutional and industrial end-users. At the time of the DiverseyLever acquisition, Diversey assigned an intangible value to the Prior Agency Agreement of $13.0 million.

An agency fee was paid by Unilever to Diversey in exchange for Diversey’s sales agency services. An additional fee was payable by Unilever to Diversey in the event that conditions for full or partial termination of the Prior Agency Agreement were met. Diversey elected, and Unilever agreed, to partially terminate the Prior Agency Agreement in several territories resulting in payment by Unilever to Diversey of additional fees. In association with the partial terminations, Diversey recognized sales agency fee income of $0.6 million and $0.7 million during the years ended December 31, 2009 and December 31, 2008, respectively.

In October 2007, Diversey and Unilever entered into the Umbrella Agreement to replace the Prior Agency Agreement, which covers (i) the New Agency Agreement, with terms similar to those of the Prior Agency Agreement, covering Ireland, the United Kingdom, Portugal and Brazil, and (ii) the License Agreement, under which Unilever has agreed to grant 31 of Diversey’s subsidiaries a license to produce and sell professional size packs of Unilever’s consumer branded cleaning products. Many of the entities covered by the License Agreement have also entered into agreements with Unilever to distribute Unilever’s consumer branded products. Except for some transitional arrangements in certain countries, the Umbrella Agreement became effective January 1, 2008, and, unless otherwise terminated or extended, will expire on December 31, 2017.

The amounts of sales agency fees and License Agreement revenues earned under these agreements are reported in the preceding tables.

Gross Profit:

	Fiscal Year Ended
	December 31,	December 31,	Change
	2009	2008	Amount	Percentage
	(In millions, except percentages)
Gross Profit	$1,281.9	$1,325.8	$(43.9)	(3.3)%
Gross profit as a percentage of net sales	41.2%	40.0%
Gross profit as a percentage of net sales adjusted for sales agency fee income	40.7%	39.3%

•

The comparability of gross profit between the two periods is significantly affected by the impact of foreign exchange rate movements. As measured against the same period in the prior year, the stronger U.S. dollar against the euro and certain other foreign currencies resulted in a $69.1 million reduction in gross profit in 2009.

•

Diversey’s gross profit percentage (based on net sales as reported) improved by 120 basis points in 2009 compared to the prior year. Excluding the impact of sale agency fee (“SAF”) income, Diversey’s gross profit percentage improved 140 basis points in 2009 compared to the prior year.

•

The 140 basis point improvement was largely the result of increased prices and a favorable reduction in certain raw material costs, including phosphorous materials, caustic soda and chelates. These cost reductions were achieved mainly through various cost savings initiatives that Diversey aggressively built in to its global sourcing activities, as Diversey resolved to control the effects of rising raw material prices which it experienced in the first quarter of 2009. In conjunction with these initiatives, Diversey further improved gross margins by rationalizing the number of product offerings and eliminating low margin products. In addition, Diversey implemented internal processes to more effectively monitor customer profitability.

Operating Expenses:

	Fiscal Year Ended
	December 31,	December 31,	Change
	2009	2008	Amount	Percentage
	(In millions, except percentages)
Selling, general and administrative expenses	$988.1	$1,068.9	$(80.8)	(7.6)%
Research and development expenses	63.3	67.1	(3.8)	(5.7)%
Restructuring expenses	32.9	57.3	(24.4)	(42.6)%

	$1,084.3	$1,193.3	$(109.0)	(9.1)%

As a percentage of net sales:
Selling, general and administrative expenses	31.8%*	32.2%*
Research and development expenses	2.0%	2.0%
Restructuring expenses	1.1%	1.7%

	34.9%	35.9%

As a percentage of net sales adjusted for SAF:
Selling, general and administrative expenses	32.0%*	32.6%*
Research and development expenses	2.1%	2.0%
Restructuring expenses	1.1%	1.7%

	35.2%	36.3%

*	The percentages for 2009 and 2008 are 31.0% and 31.3%, respectively, when period costs associated with the November 2005 Plan are excluded from selling, general and administrative expenses.

•

The comparability of operating expenses between the two years is significantly affected by the impact of foreign exchange rate movements. As measured against the same period in the prior year, the stronger U.S. dollar against the euro and certain other foreign currencies resulted in a $47.6 million reduction in operating expenses.

•

Selling, General and Administrative Expenses. Excluding period costs associated with the November 2005 Plan, selling, general and administrative expenses as a percentage of net sales adjusted for SAF were 31.0% for the year ended December 31, 2009 compared to 31.3% for the prior year. Excluding the impact of foreign currency, selling, general and administrative costs declined $33.7 million in 2009 compared to the prior year. This favorable decline was mainly due to cost savings under Diversey’s November 2005 Plan and its aggressive expense control management in response to economic conditions. Diversey achieved these savings while maintaining and improving its customer-facing capabilities.

•

Research and Development Expenses. Excluding the impact of foreign currency, research and development expenses decreased by $1.5 million during the year ended December 31, 2009 compared to the prior year. This cost reduction was largely due to globalization of the function and investments in technology, which improved Diversey’s efficiency.

•

Restructuring Expenses. Excluding the impact of foreign currency, restructuring expenses decreased $26.0 million during the year ended December 31, 2009 compared to the prior year. This was mainly due to decreased employee severance and other expenses related to the November 2005 Plan, consisting primarily of involuntary termination costs associated with Diversey’s European operating segment.

Restructuring:

A summary of all costs associated with the November 2005 Plan during 2009 and 2008, and since its inception in November 2005, is outlined below:

	Fiscal Year Ended
	December 31, 2009	December 31, 2008	Total Project to Date
	(In millions)
Reserve balance at beginning of period	$60.1	$46.2	$—
Restructuring costs charged to income	32.9	57.3	236.7
Liability adjustments	—	—	0.3
Payments of accrued costs	(44.6)	(43.4)	(188.6)

Reserve balance at end of period	$48.4	$60.1	$48.4

Period costs classified as selling, general and administrative expenses	$31.0	$42.2	$302.3
Period costs classified as cost of sales	1.8	0.6	6.2
Capital expenditures	22.3	20.8	84.1

•

November 2005 Plan Restructuring Costs. During the years ended December 31, 2009 and December 31, 2008, Diversey recorded $32.9 million and $57.3 million, respectively, of restructuring costs related to its November 2005 Plan. Costs for fiscal year 2009 consisted primarily of severance costs associated with Diversey’s European and Americas operating segments and the costs for fiscal year 2008 consisted primarily of severance costs associated with its European and Greater Asia Pacific operating segments.

•

November 2005 Plan Period Costs. Period costs of $31.0 million and $42.2 million for 2009 and 2008, respectively, included in selling, general and administrative expenses and $1.8 million and $0.6 million for 2009 and 2008, respectively, included in cost of sales pertained to: (a) $19.6 million in 2009 ($20.5 million in 2008) for personnel related costs of employees and consultative resources associated with restructuring initiatives, (b) $7.1 million in 2009 ($3.2 million in 2008) for value chain and cost savings projects, and (c) $6.1 million in 2009 ($19.1 million in 2008) related to facilities, asset impairment charges and various other costs. The overall decrease in these expenses over the prior year was mainly due to a reduction in restructuring activities within Diversey’s European and Americas operating segments as well as the Corporate Center.

Non-Operating Results:

	Fiscal Year Ended
	December 31,	December 31,	Change
	2009	2008	Amount	Percentage
	(In millions)
Interest expense	$142.5	$153.2	$(10.7)	(7.0)%
Interest income	(4.6)	(7.7)	3.1	43.7%

Net interest expense	$137.9	$145.5	$(7.6)	(5.2)%

Notes redemption and other costs	48.8	—	48.8	NM
Other expense (income), net	(4.7)	5.7	(10.4)	(182.5)%

•

Net interest expense decreased during the year ended December 31, 2009 compared to the same period in the prior year primarily due to lower interest rates on borrowings, offset by decreased interest income on lower average cash balances and a lower yield on investments.

•

Notes redemption and other costs pertain to certain costs that were incurred pursuant to the Recapitalization Transactions and are explained in Note 12 to Diversey’s 2010 audited consolidated financial statements. They include the write-off of $24.9 million of unamortized discount on the redeemed Diversey Inc. senior subordinated notes and Diversey Holdings Inc. senior discount notes, $20.3 million for the early redemption premium on such previously outstanding debt and $3.2 million for the termination of interest rate swaps related to Diversey’s terminated Term Loan B.

•	Other expense (income) improved due to gains on foreign currency positions.

Income Taxes:

	Fiscal Year Ended
	December 31,	December 31,	Change
	2009	2008	Amount	Percentage
	(In millions, except percentages)
Income (loss) from continuing operations, before income taxes	$15.5	$(18.6)	$34.1	183.3%
Provision for income taxes	62.2	51.3	10.9	21.2%
Effective income tax rate	400.7%	(275.2)%

•

Diversey reported an effective income tax rate of 400.7% on the pre-tax income from continuing operations for the fiscal year ended December 31, 2009, and an effective income tax rate of –275.2% on the pre-tax income from continuing operations for the fiscal year ended December 31, 2008. The high effective income tax rates were primarily the result of increased valuation allowances against deferred tax assets for U.S. and foreign tax loss and credit carryforwards, increased valuation allowances against other net deferred tax assets, and increases in tax contingency reserves.

•

Tax Valuation Allowances. Based on the continued tax losses in various jurisdictions, Diversey continued to conclude that it was not more likely than not that certain deferred tax assets would be fully realized. Accordingly, Diversey recorded a charge for an additional U.S. valuation allowance of $20.8 million and $22.7 million for continuing operations for the years ended December 31, 2009 and December 31, 2008, respectively, and Diversey recorded a charge for additional valuation allowance for foreign subsidiaries of $8.8 million and $11.6 million for continuing operations for the years ended December 31, 2009 and December 31, 2008, respectively.

Discontinued Operations:

	Fiscal Year Ended
	December 31,	December 31,	Change
	2009	2008	Amount	Percentage
	(In millions, except percentages)
Income (loss) from discontinued operations	$(2.3)	$21.7	$(24.0)	(110.5)%
(Benefit) provision for income taxes	(0.3)	11.3	(11.6)	(102.7)%

Income (loss) from discontinued operations, net of taxes	$(2.0)	$10.4	$(12.4)	(118.9)%

The loss from discontinued operations during the year ended December 31, 2009 included $0.6 million related to after-tax income associated with the DuBois divestiture ($10.3 million after-tax income in 2008), and $1.3 million after-tax loss related to the Polymer divestiture ($0.1 million after-tax income in 2008).

Net Income:

Diversey’s net loss decreased by $10.9 million to $48.6 million for the year ended December 31, 2009 compared to the prior year. Excluding the negative impact of foreign currency exchange of $10.7 million,

Diversey’s net loss decreased by $21.6 million. This increase was primarily due to an increase of $25.2 million in gross profit, a decrease of $61.2 million in operating expenses, a favorable decrease in net interest expense and increase in other income, offset by the notes redemption and other costs of $48.8 million related to the Recapitalization Transactions and a decrease in income from discontinued operations. As previously discussed, the increase in gross profit was due to increased prices and a favorable reduction in certain raw material costs. The reduction in operating expenses was primarily due to savings from Diversey’s November 2005 Plan.

Liquidity

Historical Cash Flows

	Six Months Ended
	July 1,	July 2,	Change
	2011	2010	Amount	Percentage
	(In millions, except percentages)
Net cash provided by operating activities	$(53.5)	$(28.3)	$(25.2)	(89.0)%
Net cash used in investing activities	(51.4)	(33.9)	(17.5)	(51.6)%
Net cash provided by (used in) financing activities	5.0	(2.1)	7.1	338.1%
Capital expenditures(1)	49.6	36.2	13.4	37.0%

	As of
	July 1,	December 31,	Change
	2011	2010	Amount	Percentage
	(In millions, except percentages)
Cash and cash equivalents	$71.7	$169.1	$(97.4)	(57.6)%
Working capital(2)	578.6	481.1	97.5	20.3%
Short-term borrowings	40.0	24.2	15.8	65.3%
Total debt	1,526.2	1,479.4	46.8	3.2%

(1)	Includes expenditures for capitalized computer software.
(2)	Working capital is defined as net accounts receivable, plus inventories less accounts payable (including related party amounts).

•

The increase in net cash used in operating activities during the six months ended July 1, 2011 as compared to the same period last year was primarily the increase in working capital during the current period, explained below.

•

The increase in net cash used in investing activities during the six months ended July 1, 2011 as compared to the same period last year was primarily due to an increase of $13.4 million in capital expenditures and the acquisition of business and other intangibles (see Note 5 to Diversey’s July 1, 2011 unaudited consolidated interim financial statements).

•

The increase in net cash provided by financing activities during the six months ended July 1, 2011 as compared to the same period last year was mainly due to an increase in proceeds from short-term borrowings.

•	The decrease in cash and cash equivalents as of July 1, 2011 compared to December 31, 2010 resulted primarily from cash used in operating activities and $49.6 million in capital expenditures.

•

Working capital increased by $97.5 million during the six months ended July 1, 2011. This increase resulted primarily from a $64.2 million increase in inventories and an increase of $70.6 million in accounts receivable offset by an increase of $37.3 million in accounts payable. The increase in inventories was primarily driven by a build up for new product offerings, the transition of Diversey’s manufacturing operations, and normal seasonal build patterns. The increase in accounts payable was primarily a result of the increase in inventories and the impact of a generally weaker U.S. dollar compared to other foreign currencies. The increase in accounts receivable was primarily the result of an increase in sales and the impact of a generally weaker U.S. dollar compared to other foreign currencies.

•

As of July 1, 2011, short-term borrowings primarily consisted of borrowings by Diversey’s foreign subsidiaries on local lines of credit, which totaled $40.0 million at a weighted average interest rate of approximately 6.97%. Local credit arrangements vary by country and are primarily used to fund working capital. The maximum amount of short-term borrowings during 2011 was $49.2 million.

•	Total debt increased primarily as a result of the impact on our foreign currency denominated loans of a weaker dollar against the euro and other foreign currencies.

	Fiscal Year Ended
	December 31,	December 31,	Change
	2010	2009	Amount	Percentage
	(In millions, except percentages)
Net cash provided by operating activities	$139.0	$143.8	$(4.8)	(3.3)%
Net cash used in investing activities	(94.2)	(89.2)	(5.0)	(5.6)%
Net cash provided by (used in) financing activities	(136.5)	81.5	(218.0)	(267.5)%
Capital expenditures(1)	94.7	94.3	0.4	0.4%

	As of
	December 31,	December 31,	Change
	2010	2009	Amount	Percentage
	(In millions, except percentages)
Cash and cash equivalents	$169.1	$249.7	$(80.6)	(32.3)%
Working capital(2)	481.1	418.4	62.7	15.0%
Short-term borrowings	24.2	27.7	(3.5)	(12.5)%
Total debt	1,479.4	1,631.2	(151.8)	(9.3)%

(1)	Includes expenditures for capitalized computer software.
(2)	Working capital is defined as net accounts receivable, plus inventories less accounts payable (including related party amounts).

•

The decrease in net cash provided by operating activities during the year ended December 31, 2010 compared to the prior year was primarily due to the use of funds to reduce accounts payable balances, offsetting the higher net income in the year ended December 31, 2010.

•

The increase in net cash used in investing activities during the year ended December 31, 2010 compared to the prior year was primarily due to a decrease in proceeds from the disposal of property, plant and equipment. Capital expenditures were flat compared to the prior year. Diversey’s capital investments tend to be in dosing and feeder equipment with new and existing customer accounts, as well as ongoing expenditures in information technology, manufacturing and innovation development.

•

The increase in net cash provided by (used in) financing activities during the year ended December 31, 2010 compared to the prior year was primarily due to $133.8 million in optional and mandatory repayments of long-term debt and interest payments on Diversey Holdings, Inc.’s 10.50% Senior Notes due 2020. The increase in long-term debt in 2009 was due to the issuance of long-term borrowings in connection with the Recapitalization Transactions (as defined below) on November 24, 2009.

•

The decrease in cash and cash equivalents at December 31, 2010 compared to December 31, 2009 resulted primarily from $133.8 million in mandatory and optional repayments of long-term borrowings and interest paid on Diversey Holdings, Inc.’s 10.50% Senior Notes due 2020, partially offset by improved cash generated by operating activities.

•

Working capital increased by $62.7 million during the year ended December 31, 2010. This resulted from a $64.7 million decrease in accounts payable and a $7.3 million increase in inventories, offset by a $9.2 million decrease in accounts receivable. The decrease in accounts payable was due to a number of factors, including taking advantage of negotiated discounts with vendors driven by Diversey’s global sourcing initiative. The increase in inventories was primarily driven by a build up for new product offerings, the transition of Diversey’s manufacturing capability, and variability in customer ordering patterns. The decrease in accounts receivable reflects Diversey’s continuing efforts to aggressively manage its collection programs.

•

As of December 31, 2010, short-term borrowings primarily consisted of borrowings by Diversey’s foreign subsidiaries on local lines of credit, which totaled $24.2 million at a weighted average interest rate of approximately 4.94%. Local credit arrangements vary by country and are primarily used to fund working capital. The maximum amount of short-term borrowings during 2010 was about $58.9 million. This peak level of borrowing was primarily to fund seasonal working capital requirements, and borrowings under receivables facilities that have since been terminated by Diversey.

•

Total debt decreased primarily as a result of $133.8 million in optional and mandatory repayments of Diversey’s term loans, as previously discussed, and the impact of a weaker euro on its euro denominated term loans.

Restricted Cash

In December 2009, Diversey transferred $27.4 million to irrevocable trusts for the settlement of certain obligations associated with the November 2005 Plan. At July 1, 2011, Diversey carried the balance of $12.1 million related to these accounts as restricted cash on its consolidated balance sheet. See Note 7 to Diversey’s July 1, 2011 unaudited consolidated interim financial statements.

Measurement of Income Tax Reserve Position

For the fiscal year ending December 31, 2011, Diversey expects to increase income tax reserve liabilities by $6.7 million, resulting in total income tax reserve liabilities of $43.8 million. Total income tax reserve liabilities for which payments are expected in less than one year are $7.7 million. Diversey is not able to provide a reasonably reliable estimate of the timing of future payments relating to non-current income tax reserve liabilities.

Off-Balance Sheet Arrangements

Prior to November 2010, Diversey Inc. and certain of its subsidiaries entered into an agreement (the “Receivables Facility”), as amended, whereby they sold, on a continuous basis, certain trade receivables to JWPR Corporation (“JWPRC”), a wholly-owned, consolidated, special purpose, bankruptcy-remote subsidiary of Diversey Inc. JWPRC was formed in March 2001 for the sole purpose of buying and selling receivables generated by Diversey Inc. and certain of its subsidiaries party to the Receivables Facility. JWPRC sold an undivided interest in the accounts receivable to a non-consolidated financial institution (the “Conduit”) for an amount equal to the value of all eligible receivables (as defined under the receivables sale agreement between JWPRC and the Conduit) less the applicable reserve. The total potential for securitization of trade receivables under the Receivables Facility at December 31, 2009 was $50.0 million. The maturity date of the Receivables Facility, as amended, was December 19, 2011. In November 2010, JWPRC terminated the Receivables Facility.

Also, prior to November 2010, certain subsidiaries of Diversey Inc. entered into agreements (the “European Receivables Facility”) to sell, on a continuous basis, certain trade receivables originated in the United Kingdom, France and Spain to JDER Limited (“JDER”), a wholly-owned, consolidated, special purpose, bankruptcy-remote subsidiary of Diversey Inc. JDER was formed in September 2009 for the sole purpose of buying and selling receivables originated by subsidiaries of Diversey subject to the European Receivables Facility. JDER sold an undivided interest in the accounts receivable to a non-consolidated financial institution (the “European Conduit”) for an amount equal to the value of the eligible receivables less the applicable reserve. The total amount available for securitization of trade receivables under the European Receivables Facility was €50.0 million. The maturity date of the European Receivables Facility was September 8, 2012. In November 2010, JDER terminated the European Receivables Facility.

Effective January 1, 2010, the accounting treatment for Diversey’s receivables securitization facilities required that accounts receivable sold to the Conduit and to the European Conduit be included in accounts receivable, with a corresponding increase in short-term borrowings.

As a result of the facility terminations, JDER repurchased the remaining receivables transferred to the European Conduit, and transferred its retained interest in receivables back to the subsidiaries that originated them. JWPRC also transferred its retained interest in receivables back to the subsidiaries that originated them; it did not have any receivables outstanding with the Conduit. Moreover, $2.8 million of unamortized fees were written off and included in interest expense in Diversey’s consolidated statements of operations.

As of December 31, 2010 and December 31, 2009, Diversey had a retained interest of $0 and $60.0 million, respectively, in the receivables of JWPRC, and of $0 and $110.4 million, respectively, in the receivables of JDER. The retained interest is included in the accounts receivable balance and is reflected in the consolidated balance sheets at estimated fair value.

Prior to the effective date of the change in accounting treatment, as of December 31, 2009, the European Conduit held $18.7 million of accounts receivable that were not included in the accounts receivable balance on Diversey’s consolidated balance sheet.

Related Party Transactions

Until 1999, Diversey Inc. was part of SCJ. In connection with Diversey Inc.’s spin-off from SCJ in November 1999, Diversey Inc. entered into a number of agreements relating to the separation and its ongoing relationship with SCJ after the spin-off. A number of these agreements relate to Diversey Inc.’s ordinary course of business, while others pertain to Diversey Inc.’s historical relationship with SCJ and its former status as a wholly owned subsidiary of SCJ.

For further discussion of related party transactions, see “Certain Relationships and Related Party Transactions” and Note 24 to Diversey’s 2010 audited consolidated financial statements.

Acquisitions

Intangible Acquisition

In June 2008, Diversey Inc. purchased certain intangible assets relating to a cleaning technology for an aggregate purchase price of $8.0 million. The purchase price includes a $1.0 million non-refundable deposit made in July 2007; $5.0 million paid at closing; and $2.0 million of future payments that are contingent upon, among other things, achieving commercial production. Assets acquired include primarily intangible assets, consisting of trademarks, patents, technological know-how, customer relationships and a non-compete agreement. Diversey Inc. paid the sellers $1.0 million in both September 2008 and December 2008 having met certain contingent requirements.

In conjunction with the acquisition, Diversey Inc. and the sellers entered into a consulting agreement, under which Diversey Inc. was required to pay to the sellers $1.0 million in fiscal 2009. Diversey Inc. paid the sellers $0.5 million in both January 2009 and July 2009 as the sellers met the contingent requirements. In December 2010, Diversey Inc. and the sellers amended the consulting agreement and Diversey Inc. recorded an additional consideration of $0.4 million, which was capitalized and allocated to the purchase price as technical know-how.

In addition to the purchase price discussed above, Diversey previously maintained an intangible asset in its consolidated balance sheets in the amount of $4.7 million, representing a payment from Diversey to the sellers in a previous period in exchange for an exclusive distribution license agreement relating to this technology. This distribution agreement was terminated as a result of the acquisition and the value of this asset was considered in the final allocation of purchase price.

At July 1, 2011, after consideration of the contingent payments and increased consideration described above, Diversey’s allocation of purchase price was as follows (in millions):

	Fair Value	Useful Life
Trademarks	$0.5	Indefinite
Patents	0.1	18 years
Technical know-how	12.2	20 years
Customer relationships	0.4	10 years
Non-compete	0.6	10 years

Joint Venture

In December 2010, Diversey Inc. and Atlantis Activator Technologies LLC (“Atlantis”), an Ohio-based limited liability company, formed a joint venture, Proteus Solutions, LLC (“Proteus”), to develop and market products for laundry and other applications. Diversey Inc. contributed $3.4 million and Atlantis contributed intellectual property, with each holding a 50% interest in Proteus. Diversey expects to provide operational funding and management resources to Proteus following formalization of the business plan. The joint venture is not expected to generate operating results until the second half of fiscal 2011. At July 1, 2011, Diversey’s investment in Proteus is included at cost in other assets in the consolidated balance sheets.

Divestitures

Auto-Chlor Master Franchise and Branch Operations

In December 2007, in conjunction with its November 2005 Plan, Diversey Inc. executed a sales agreement for its Auto-Chlor Master Franchise and substantially all of its remaining Auto-Chlor branch operations in North America, a business that marketed and sold low-energy dishwashing systems, kitchen chemicals, laundry and housekeeping products and services to food service, lodging, health care and institutional customers, for $69.8 million.

The transaction closed on February 29, 2008, resulting in a net book gain of approximately $1.3 million after taxes and related costs. The gain associated with these divestiture activities is included as a component of selling, general and administrative expenses in the accompanying consolidated statements of operations. In fiscal years 2010 and 2009, Diversey recorded adjustments related to closing costs and pension-related settlement charges, reducing the gain by $0.2 million each. Additional post-closing adjustments are not anticipated to be significant.

Net sales associated with these businesses were approximately $9.9 million for the fiscal year ended December 31, 2008.

Discontinued Operations

DuBois

On September 26, 2008, Diversey Inc. and JohnsonDiversey Canada, Inc., a wholly-owned subsidiary of Diversey Inc., sold substantially all of the assets of DuBois to The Riverside Company (“Riverside”), for approximately $69.7 million, of which, $5.0 million was escrowed subject to meeting certain fiscal year 2009 performance measures and $1.0 million was escrowed subject to resolution of certain environmental representations by Diversey. The purchase price was also subject to certain post-closing adjustments that were based on net working capital targets and performance measures. Finalization of the working capital adjustment in the first quarter of 2009 did not require any purchase price adjustment. In July of 2009, Diversey Inc. met certain environmental representations and Riverside released the $1.0 million escrow to Diversey Inc. Diversey Inc. and Riverside finalized certain performance related adjustments during the second quarter of 2010 which did not require any purchase price adjustment.

The sale of Dubois resulted in a gain of approximately $14.8 million ($6.2 million after tax) being recorded in the fiscal year ended December 31, 2008, net of related costs. During the fiscal year ended

December 31, 2009, Diversey Inc. reduced the gain by approximately $0.9 million ($0.6 million after tax) as a result of additional one-time costs, pension-related settlement charges, partially offset by proceeds from the environmental escrow. During the fiscal year ended December 31, 2010, Diversey Inc. reduced the gain by $0.1 million ($0.1 million after tax income) as a result of additional one-time costs and pension-related settlement charges. Any additional post-closing adjustments are not anticipated to be significant.

Income from discontinued operations relating to DuBois was comprised of the following (in millions):

	Fiscal Year Ended
	December 31, 2010	December 31, 2009	December 31, 2008
Income from discontinued operations before taxes and gain from sale	$—	$—	$6.6
Tax provision on income from discontinued operations	—	—	(2.5)
Gain (loss) on sale of discontinued operations before taxes	(0.1)	(0.9)	14.8
Tax benefit (provision) on gain (loss) from sale of discontinued operations	—	0.2	(8.5)

Income (loss) from discontinued operations	$(0.1)	$(0.7)	$10.4

The asset purchase agreement relating to the DuBois disposition refers to ancillary agreements governing certain relationships between the parties, including a distribution agreement and supply agreement, each of which is not considered material to Diversey’s consolidated financial results.

Polymer Business

On June 30, 2006, Johnson Polymer, LLC (“Johnson Polymer”) and JohnsonDiversey Holdings II B.V. (“Holdings II”), an indirectly owned subsidiary of Diversey Inc., completed the sale of substantially all of the assets of one of its former operating segments (the “Polymer Business”) to BASF Aktiengesellschaft (“BASF”) for approximately $470.0 million plus an additional $8.1 million in connection with the parties’ estimate of purchase price adjustments that are based upon the closing net asset value of the Polymer Business. Further, BASF paid Diversey $1.5 million for the option to extend the tolling agreement (described below) by up to six months. In December 2006, Diversey Inc. finalized purchase price adjustments with BASF related to the net asset value and we received an additional $4.1 million.

The Polymer Business developed, manufactured, and sold specialty polymers for use in the industrial print and packaging industry, industrial paint and coatings industry, and industrial plastics industry. The Polymer Business was a non-core asset of Diversey and had been reported as a separate operating segment. The sale resulted in a gain of approximately $352.9 million ($256.7 million after tax), net of related costs.

Diversey Inc. recorded additional closing costs, reducing the gain by $0.2 million ($0.2 million after tax loss), during the fiscal year ended December 31, 2008. During the fiscal year ended December 31, 2009, Diversey Inc. recorded certain pension-related adjustments and additional closing costs, reducing the gain by $0.2 million ($0.2 million after tax loss). During the fiscal year ended December 31, 2010, Diversey Inc. recorded certain pension-related adjustments and additional closing costs, reducing the gain by $0.8 million ($0.8 million after tax loss). Any additional post-closing adjustments are not anticipated to be significant.

The asset and equity purchase agreement relating to the disposition of the Polymer Business refers to ancillary agreements governing certain relationships between the parties, including a supply agreement and tolling agreement, each of which is not considered material to Diversey’s consolidated financial results.

Supply Agreement

A ten-year global agreement provides for the supply of polymer products to Diversey by BASF. Unless either party provides notice of its intent not to renew at least three years prior to the expiration of the ten-year term, the term of the agreement will extend for an additional five years. The agreement requires that Diversey Inc. purchase a specified percentage of related products from BASF during the term of agreement. Subject to certain adjustments, Diversey Inc. has a minimum volume commitment during each of the first five years of the agreement.

Tolling Agreement

A three-year agreement provided for the toll manufacture of polymer products by Diversey Inc., at its manufacturing facility in Sturtevant, Wisconsin, for BASF. The agreement, after a nine month extension, was terminated on March 2010. The agreement specified product pricing and provides BASF the right to purchase certain equipment retained by Diversey Inc.

In association with the tolling agreement, Diversey Inc. agreed to pay $11.4 million in compensation to SCJ, a related party, primarily related to pre-payments and the right to extend terms on the lease agreement at the Sturtevant, Wisconsin manufacturing location. Diversey amortized $9.2 million of the payment into the results of the tolling operation over the term of the tolling agreement, with the remainder recorded as a reduction of the gain on discontinued operations.

Diversey considered its continuing involvement with the Polymer Business, including the supply agreement and tolling agreement, concluding that neither the related cash inflows nor cash outflows were direct, due to the relative insignificance of the continuing operations to the disposed business.

Income from discontinued operations relating to the Polymer Business was comprised of the following (in millions):

	Fiscal Year Ended
	December 31, 2010	December 31, 2009	December 31, 2008
Loss on sale of discontinued operations before taxes	$(0.8)	$(0.2)	$(0.2)
Tax benefit on loss from sale of discontinued operations	—	—	—
Income (loss) from tolling operations	(9.5)	(1.1)	0.5
Tax (provision) benefit on income (loss) from tolling operations	—	—	(0.2)

Income (loss) from discontinued operations	$(10.3)	$(1.3)	$0.1

Quantitative and Qualitative Disclosures About Market Risk

Market risk relating to Diversey’s operations results primarily from its debt level as well as changes in foreign exchange rates and interest rates. In addition, risk exposures associated with raw material price changes and customer credit have increased significantly relative to Diversey’s historical experience due to the recent global economic slowdown, the credit crisis, and unprecedented volatility and unpredictability of raw material prices. The following discussion does not consider the effects that an adverse change may have on the overall economy, and it also does not consider additional actions Diversey may take to mitigate our exposure to these changes. Diversey cannot guarantee that the actions it takes to mitigate these exposures will be successful.

Foreign Currency Risk

Diversey conducts its business in various regions of the world and exports and imports products to and from many countries. Diversey’s operations may, therefore, be subject to volatility because of currency fluctuations, inflation changes and changes in political and economic conditions in these countries. Sales and expenses are frequently denominated in local currencies, and results of operations may be affected adversely as currency fluctuations affect product prices and operating costs. Diversey engages in hedging operations, including forward foreign exchange contracts, to reduce the exposure of its cash flows to fluctuations in foreign currency rates. All hedging instruments are designated and effective as hedges, in accordance with GAAP. Other instruments that do not qualify for hedge accounting are marked to market with changes recognized in current earnings. Diversey does not engage in hedging for speculative investment reasons. There can be no assurance that Diversey’s hedging operations will eliminate or substantially reduce risks associated with fluctuating currencies.

Based on our overall foreign exchange exposure, Diversey estimates that a 10% change in the exchange rates would not materially affect its financial position and liquidity. The effect on Diversey’s results of operations would be substantially offset by the impact of the hedged items.

Raw Materials Price Risk

Diversey utilizes a variety of raw materials in the manufacture of our products, including surfactants, polymers and resins, fragrances, solvents, caustic soda, waxes, chelates and phosphates, which have experienced significant fluctuations in prices. In addition, Diversey’s freight costs as well as raw material costs for certain of its floor care products have been unfavorably impacted by volatile energy prices (primarily oil and natural gas). Diversey’s profitability is sensitive to changes in the costs of these materials caused by changes in supply, demand, or other market conditions, over which Diversey has little or no control. In response to inflationary pressures, Diversey implements price increases to recover costs to the fullest extent possible and pursues cost reduction initiatives; however, Diversey may not be able to pass on these increases in whole or in part to its customers or realize cost savings needed to offset these increases.

Customer Credit Risk

Customer credit risk is the possibility of loss from customers’ failure to make payments according to contract terms. Given the recent credit crisis and volatility of the financial markets, Diversey continues to monitor credit risk. Through July 1, 2011, Diversey has not experienced an increased level of bad debt relative to its historical bad debt experience, and Diversey believes that it is fully reserved for this financial risk as of July 1, 2011. As a result of the recent global economic slowdown and the tight credit markets, Diversey’s customers may be delayed in obtaining, or may not be able to obtain, necessary financing for their purchases of Diversey’s products. A lack of liquidity in the capital markets may cause Diversey’s customers to increase the time they take to pay or default on their payment obligations, which would negatively affect Diversey’s results. Diversey has an active collections program in place to help mitigate this potential market risk to the fullest extent possible.